Exhibit 99.1

Contact:

Christopher D. Ozeroff

Senior Vice President and General Counsel

720.940.2100

UNMET MEDICAL NEED IN TREATMENT OF HEART FAILURE PATIENTS WITH

ATRIAL FIBRILLATION HIGHLIGHTED IN ARTICLES IN INAUGURAL ISSUE

OF JACC: HEART FAILURE

New Meta-Analysis Suggests Currently Approved Beta-Blockers Have Little or No

Beneficial Effects in Heart Failure Patients with Atrial Fibrillation

Editorial Cites Unmet Medical Therapy Need, Calls for Development of New Therapies

Broomfield, CO, February 6, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for atrial fibrillation, heart failure and other cardiovascular diseases, today announced that the editorial “Treatment of the Heart Failure Patient with Atrial Fibrillation: A Major Unmet Need” was published in the first edition of JACC: Heart Failure, a new journal of the American College of Cardiology (http://heartfailure.onlinejacc.org/article.aspx?articleid=1568319).

The editorial, authored by ARCA’s President and Chief Executive Officer, Dr. Michael Bristow, and Dr. Ryan Aleong of the University of Colorado, discusses the authors’ views that the treatment of atrial fibrillation (“AF”) in heart failure (“HF”) patients with reduced left ventricular ejection fractions (“HFREF”) is a major unmet need in cardiovascular therapies and should be approached differently from current treatments for HFREF patients with sinus rhythm.

The article is an accompanying editorial to “Beta-Blockers and Outcome in Heart Failure and Atrial Fibrillation: A Meta-Analysis,” by Michiel Rienstra, MD, et al. (http://heartfailure.onlinejacc.org/article.aspx?articleid=1568318), in the same edition of JACC: Heart Failure, which examined the results of four major Phase 3 HFREF trials of the four beta-blockers (carvedilol, metoprolol, bisoprolol and nebivolol) that are currently approved for the treatment of HF. The authors of the meta-analysis report conclude that the evidence indicates that the evaluated beta-blockers provided little or no benefit to HFREF patients with AF in these trials.

The Rienstra report did not include data from the published Phase 3 clinical study of Gencaro (bucindolol hydrochloride) known as the Beta Blocker Evaluation of Survival Trial (“BEST”) (http://www.ncbi.nlm.nih.gov/pubmed/23223178). The Bristow/Aleong editorial comments that the data from BEST appear to be different from the data for the drugs evaluated in the Rienstra study, because retrospective analyses of the data from BEST appear to show evidence of efficacy for Gencaro in HFREF patients with AF, and enhanced efficacy for those HFREF patients with

AF who possess a common genetic variant in the cardiac beta-1 adrenergic receptor (AR), the primary drug target of beta-blockers for cardiovascular indications.

The editorial authors discuss several reasons why the data for Gencaro in HFREF patients with AF appear to be different from that for the beta-blockers analyzed in the Rienstra paper, including Gencaro’s unique mechanisms of action. The editorial also notes that the use of anti-arrhythmic drugs to treat AF in HFREF patients is problematic due to the high frequency of pro-arrhythmia and adverse effects on left ventricular function associated with these drugs. The authors highlight the potential significance of the medical need represented by HFREF patients with AF, noting that the two diseases commonly occur together (19% of the HFREF patients in the trials analyzed by Rienstra had AF and other reports have estimated up to 40% of HFREF patients have AF), and the evidence that AF worsens mortality in HFREF patients. The editorial concludes by stating: “At a minimum, . . . AF-HFREF treatment should be approached differently from that for SR-HFREF, via therapies uniquely suited to dealing with this important subpopulation.”

As previously reported, ARCA believes that Gencaro has potential as a treatment for AF. A retrospective analysis of data from the BEST Trial shows that HFREF patients with the genetic variation in the beta-1 AR that ARCA believes enhances response to Gencaro had a 74% reduction in the risk of AF compared to placebo (p = 0.0003). These same patients experienced a 38% reduction in the risk of all cause mortality (p < 0.05) and statistically significant improvements on other major clinical efficacy endpoints.

Based on these data ARCA recently announced its plans to conduct a Phase 3 clinical trial of approximately 620 patients comparing Gencaro to metoprolol CR/XL for the prevention of AF in HFREF patients, known as GENETIC-AF. The trial is planned to be genetically enriched by enrolling only those patients who possess the cardiac beta-1 AR genotype 389 arginine homozygous, which in the BEST Trial was associated with an enhanced response to Gencaro in preventing atrial fibrillation. The Company estimates that this genotype is present in about 50% of the U.S. population. The primary endpoint of GENETIC-AF is planned to be the combination endpoint of recurrent symptomatic AF and all-cause mortality. The clinical endpoints planned for GENETIC-AF also include secondary endpoints to assess rate control and HF morbidity and mortality in patients who develop permanent AF.

ARCA has created an adaptive design for GENETIC-AF, under which the Company plans to initiate a Phase 2B study in approximately 200 HFREF patients. Depending on the results of the Phase 2B portion, the trial could then be expanded to a Phase 3 study by enrolling an estimated additional 420 patients. A secondary endpoint of the proposed Phase 2B portion of the trial will be AF burden, defined as a patient’s actual time in AF, regardless of symptoms. Under the Company’s proposed design, all 200 patients in the Phase 2B portion of the trial will have AF burden measured by continuous monitoring, either by previously implanted cardiac resynchronization or defibrillation devices, or newly or previously inserted implantable loop recorders. At the end of enrollment of the first 200 patients, the primary endpoint of recurrent symptomatic AF and all-cause mortality, and the secondary endpoint of AF burden will be evaluated by the trial’s Data and Safety Monitoring Board for evidence of an efficacy signal. If a sufficient efficacy signal is detected and acceptable safety is observed, the trial would then proceed to the Phase 3 portion and full enrollment. Commencement of GENETIC-AF is conditional on receipt of the necessary funding, which ARCA intends to secure through equity financing or a strategic partnership.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with the Laboratory Corporation of America (LabCorp), under which LabCorp has developed a companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release and the associated presentation may contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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